T. Rowe Price Exchange-Traded Funds, Inc. 485BPOS

Exhibit 99.(h)(7)

RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of April 5, 2024 between each Acquiring Fund (“Acquiring Fund”) and each Acquired Fund (“Acquired Funds”) identified on Schedule B hereto (together, the “Funds”), each severally and not jointly.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Fund[s] in reliance on the Rule.

1.	Terms of Investment

(a)  In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule each Acquiring Fund and each Acquired Fund agree as follows to the extent the Acquiring Fund acquires the Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i):

(i)  In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Acquired Mutual Fund Transactions (“Acquired Mutual Fund”) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 2.5% of the Acquired Mutual Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Mutual Fund(s) whenever practicable and only if consistent with the Acquiring Mutual Fund’s and its shareholders’ best interests. The Acquired Mutual Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any

Acquired ETF Transactions (“Acquired ETF”) Timing/advance notice of transactions. The Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired ETF (greater than 2.5% of the Acquired ETF’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired ETF whenever practicable and only if consistent with the Acquiring ETF’s and its shareholders’ best interests. The Acquired ETF acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired ETF shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired ETF each acknowledge and agree that this notification provision does not apply to trades placed by the Acquiring ETF in secondary markets.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)   In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all material conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all material conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Governing Law

(a)	This Agreement will be governed by the laws of the State of New York without regard to its choice of law principles.

5.	Certifications

(a)	Upon request, each Acquired Fund Registrant, on behalf of itself and its respective Acquired Funds, agrees to deliver to the Acquiring Fund Registrant on an annual basis a certificate, duly certified by the President or any authorized officer of the Acquired Fund Registrant, substantially in the form attached hereto as Schedule A.

(b)	Each Acquired Fund Registrant, on behalf of itself and its respective Acquired Funds, acknowledges that such certificate will be accepted and reasonably relied upon by the Acquiring Fund Registrant, as conclusive evidence of the facts set forth therein.

6.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Erica McKenna	Legal Department

c/o Voya Investment Management	T. Rowe Price Associates, Inc.

7337 E. Doubletree Ranch Road, Suite 100	4515 Painters Mill Road

Scottsdale, AZ 85258	Owings Mills, MD 21117

Email: Erica.McKenna@voya.com	Email: Legal- US_Intermediary_Distibution_Team@troweprice.com

With a copy to: Gizachew Wubishet, Vice President and Counsel c/o Voya Investment Management	With a copy to: Eric Wagner
Attn: Legal Dept.	T. Rowe Price Associates, Inc.

7337 E. Doubletree Ranch Road, Suite 100	100 East Pratt Street

Scottsdale, AZ 85258	Baltimore, MD 21202

Email: Gizachew.Wubishet@voya.com	Email: eric.wagner@troweprice.com

7.	Term and Termination; Assignment; Amendment

(a)	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 7(b).

(b)	This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)	This Agreement may be amended only by a writing that is signed by each affected party.

(e)	In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)	In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

8.	Miscellaneous

(a)  The Acquiring Fund acknowledges that each Acquired Mutual Fund may offer various share classes and that it alone, and not the Acquired Mutual Fund, has the responsibility for determining which Acquired Mutual Fund and each share class of such Acquired Mutual Fund shall be purchased for its investment in the Acquired Mutual Fund.

(b)  This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter.

(c)   If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(d)  This Agreement may be executed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures hereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EACH ACQUIRING FUND REGISTRANT[S] LISTED ON SCHEDULE B HERETO, ON BEHALF OF ITS APPLICABLE SERIES

Name of Authorized Signer	Print	Signature

	Erica McKenna	/s/Erica McKenna

Title: Vice President

EACH ACQUIRED FUND REGISTRANT[S] LISTED ON SCHEDULE B HERETO, ON BEHALF OF ITS APPLICABLE SERIES

Name of Authorized Signer	Print:	Signature:

	Fran Pollack-Matz	/s/Fran Pollack-Matz

Title: Vice President and Secretary

SCHEDULE A

Form of Officer’s Certificate

I, [                                     ], the duly elected and qualified [President/Vice President] of [                   ] hereby certify in my capacity as such officer pursuant to Section [    ] of that certain Fund of Funds Investment Agreement dated as of [                                                ] by and among [  ], on behalf of each of the series identified on Schedule B to the Investment Agreement, and each Acquired Fund Registrant identified on Schedule B to the Investment Agreement, on behalf of its respective series identified on Schedule B to the Investment Agreement (the “Investment Agreement”) that during the preceding calendar year:

(a)	no Acquired Fund purchased or otherwise acquired the securities of an investment company or private fund (as defined in the Rule) where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund had an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff, or relevant SEC exemptive relief; and

(b)	each Acquired Fund complied with all applicable terms and conditions of the Rule and the Investment Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Investment Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the           day of                , 202_.

Name:

Title: [President/Vice President]

SCHEDULE B

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Fund

Voya Partners, Inc.	T. Rowe Price Exchange-Traded Funds, Inc.
VOYA INDEX SOLUTION 2025 PORTFOLIO	T. ROWE PRICE CAPITAL
VOYA INDEX SOLUTION 2030 PORTFOLIO	APPRECIATION EQUITY ETF
VOYA INDEX SOLUTION 2035 PORTFOLIO
VOYA INDEX SOLUTION 2040 PORTFOLIO VOYA
INDEX SOLUTION 2045 PORTFOLIO VOYA INDEX
SOLUTION 2050 PORTFOLIO VOYA INDEX
SOLUTION 2055 PORTFOLIO VOYA INDEX
SOLUTION 2060 PORTFOLIO VOYA INDEX
SOLUTION 2065 PORTFOLIO VOYA INDEX
SOLUTION INCOME PORTFOLIO

Voya Separate Portfolios Trust
VOYA TARGET IN-RETIREMENT FUND
VOYA TARGET RETIREMENT 2025 FUND
VOYA TARGET RETIREMENT 2030 FUND
VOYA TARGET RETIREMENT 2035 FUND
VOYA TARGET RETIREMENT 2040 FUND
VOYA TARGET RETIREMENT 2045 FUND
VOYA TARGET RETIREMENT 2050 FUND
VOYA TARGET RETIREMENT 2055 FUND
VOYA TARGET RETIREMENT 2060 FUND
VOYA TARGET RETIREMENT 2065 FUND